UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    June 22, 2006 (June 22, 2006)

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in charter)

Virginia	000-50230	54-187198
(State or other jurisdiction ofincorporation)	(Commission file number)	(IRS employer identification no.)

1001 Nineteenth Street North, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code    (703) 312-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 8.01	Other Events.

On June 22, 2006, Friedman, Billings, Ramsey Group, Inc. (the “Company”) and two of its affiliates entered into an agreement (the “Agreement”) with two affiliates of Crestview Partners, a New York-based private equity firm, relating to a proposed aggregate $100 million investment by these affiliates (the “Crestview investment”) in FBR Capital Markets Corporation, a newly-formed taxable REIT subsidiary of the Company (“FBR Capital Markets”). The two affiliates of Crestview Partners that will make the Crestview investment are referred to collectively as “Crestview.” The Company also announced its intent to contribute the Company’s investment banking, institutional brokerage and research and asset management businesses into FBR Capital Markets (the “Contribution Transaction”) and to separately capitalize FBR Capital Markets in a private transaction, to be completed concurrently with the Crestview investment, in which approximately $300 million of additional equity capital would be raised (the “Private Transaction”).

The Agreement sets forth the terms and conditions under which Crestview intends to make the Crestview investment. The Crestview investment will be in the form of a purchase of shares of the common stock of FBR Capital Markets at the price per share paid by investors in the concurrent Private Transaction. At closing, Crestview will also be granted options to buy an additional 2.68 million shares of common stock from FBR Capital Markets at a premium of approximately 14% above the per share purchase price. The Crestview investment is conditioned on the completion of the concurrent Private Transaction within a specified period of time and various other conditions. While there can be no assurance that the Crestview investment and the concurrent Private Transaction will be completed, if they are completed the approximately $400 million in new equity capital will represent a total of approximately 33% of the outstanding equity of FBR Capital Markets. The Company will continue to hold the remaining 67% ownership interest in FBR Capital Markets through FBR TRS Holdings, Inc., a wholly-owned taxable REIT subsidiary of the Company. The Crestview investment will represent approximately an 8% ownership interest in FBR Capital Markets after the closing of these transactions. Management of the Company will continue to manage the affairs of FBR Capital Markets and its subsidiaries. Crestview will have the right to designate two directors for election to the board of directors of FBR Capital Markets.

The Company expects these transactions to be meaningfully accretive to the book value of the Company.

The foregoing summary is qualified in its entirety by the text of the Agreement, which is incorporated herein by reference and is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Exhibits

10.1 Letter Agreement, dated as of June 22, 2006, by and among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., FBR Capital Markets Corporation, Forest Holdings LLC and Forest Holdings (ERISA) LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ Eric F. Billings
Eric F. Billings Chairman and Chief Executive Officer